Exhibit 99.1

Kala Pharmaceuticals Announces Reverse Stock Split

Common Stock Will Begin Trading on Split-Adjusted Basis on October 21, 2022

ARLINGTON, Mass., October 20, 2022 -- Kala Pharmaceuticals, Inc. (NASDAQ: KALA) (“Kala” or the “Company”), a clinical-stage biopharmaceutical company dedicated to the research, development and commercialization of innovative therapies for rare diseases of the eye, today announced that it intends to effect a reverse stock split of its common stock at a ratio of 1 post-split share for every 50 pre-split shares. The reverse stock split will become effective at 4:05 p.m. on Thursday, October 20, 2022. Kala’s common stock will continue to be traded on the Nasdaq Global Select Market under the symbol KALA and will begin trading on a split-adjusted basis when the market opens on Friday, October 21, 2022. The new CUSIP number for the Company’s common stock following the reverse stock split will be 483119202.

At a special meeting of stockholders held on October 19, 2022, Kala’s stockholders granted the Company’s Board of Directors the discretion to effect a reverse stock split of Kala’s common stock through an amendment to its Restated Certificate of Incorporation at a ratio of not less than 1-for-2 and not more than 1-for-75, such ratio to be determined by the Company’s Board of Directors.

At the effective time of the reverse stock split, every 50 shares of Kala’s issued and outstanding common stock will be converted automatically into one issued and outstanding share of common stock without any change in the par value per share. Stockholders holding shares through a brokerage account will have their shares automatically adjusted to reflect the 1-for-50 reverse stock split. It is not necessary for stockholders holding shares of the Company’s common stock in certificated form to exchange their existing stock certificates for new stock certificates of the Company in connection with the reverse stock split, although stockholders may do so if they wish.

The reverse stock split will affect all stockholders uniformly and will not alter any stockholder’s percentage interest in the Company’s equity, except to the extent that the reverse stock split would result in a stockholder owning a fractional share. Any fractional share of a stockholder resulting from the reverse stock split will be rounded up to the nearest whole number of shares. The reverse stock split will reduce the number of shares of Kala’s common stock outstanding from 73,208,140 shares to approximately 1,464,163 shares, subject to adjustment for the rounding up of fractional shares. Proportional adjustments will be made to the number of shares of Kala’s common stock issuable upon exercise or conversion of Kala’s equity awards, convertible preferred stock and warrants, as well as the applicable exercise price. Stockholders with shares in brokerage accounts should direct any questions concerning the reverse stock split to their broker; all other stockholders may direct questions to the Company’s transfer agent, American Stock Transfer & Trust Company, LLC, toll-free at (877) 248-6417 or at (718) 921-8317.

About Kala Pharmaceuticals, Inc.

Kala is a clinical-stage biopharmaceutical company dedicated to the research, development and commercialization of innovative therapies for rare diseases of the eye. Kala’s biologics-based investigational therapies utilize Kala’s proprietary Mesenchymal Stem Cell Secretome (MSC-S) platform. Kala’s lead product candidate, KPI-012, is in clinical development for the treatment of persistent corneal epithelial defect (PCED), a rare disease of impaired corneal healing, which has received orphan drug designation from the U.S. Food and Drug Administration. Kala is also targeting the potential development of KPI-012 for the treatment of Partial Limbal Stem Cell Deficiency and ocular manifestations of moderate-to-severe Sjögren's and plans to initiate preclinical studies to evaluate the utility of its MSC-S platform for retinal degenerative diseases, such as Retinitis Pigmentosa and Stargardt Disease. For more information on Kala, please visit www.kalarx.com.

Forward Looking Statements:

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve substantial risks and uncertainties. Any statements in this press release about Kala’s future expectations, plans and prospects, including but not limited to statements about Kala’s Mesenchymal Stem Cell Secretome platform, the development of its lead product candidate, KPI-012, and other statements containing the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “target,” “potential,” “likely,” “will,” “would,” “could,” “should,” “continue,” and similar expressions constitute forward-looking statements. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including: the effect that the reverse stock split may have on the price of Kala’s common stock; Kala’s ability to realize the anticipated benefits of planned or completed transactions, including the uncertainty regarding the receipt of any milestone payments from Alcon Inc.; the impact of extraordinary external events, such as the current pandemic health event resulting from the novel coronavirus (COVID-19), and their collateral consequences; Kala’s ability to maintain its listing on the Nasdaq Global Select Market; the uncertainties inherent in the initiation and conduct of preclinical studies and clinical trials; uncertainties regarding availability and timing of data from clinical trials; whether results of early clinical trials or trials in different disease indications will be indicative of the results of ongoing or future trials; whether results of the Phase 1b clinical trial of KPI-012 will be indicative of results for any future clinical trials and studies of KPI-012; uncertainties associated with regulatory review of clinical trials and applications for marketing approvals; Kala’s ability to retain and hire key personnel; the sufficiency of cash resources and need for additional financing and other important factors, any of which could cause the Kala’s actual results to differ from those contained in the forward-looking statements, discussed in the “Risk Factors” section of Kala’s Annual Report on Form 10-K, most recently filed Quarterly Report on Form 10-Q and other filings Kala makes with the Securities and Exchange Commission. These forward-looking statements represent Kala’s views as of the date of this press release and should not be relied upon as representing Kala’s views as of any date subsequent to the date hereof. Kala does not assume any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Investor Contact:

Hannah Deresiewicz
hannah.deresiewicz@sternir.com
212-362-1200